Exhibit 10.14

November 2, 2020

[Name]

Dear [Name]:

I am pleased to share with you two important compensation and benefits updates.

First, as you know, we recently announced our intent to spin off Bausch + Lomb (“B+L”) to be an independent, publicly traded entity, separate from the remainder of Bausch Health (“BHC” or the “Company”). The effort to accomplish the spinoff is significant, particularly as it is coupled with our need to continue to rebound from the impact COVID-19 has had on our business. As such, the Talent and Compensation Committee (the “Committee”) of the Board of Directors of Bausch Health Companies, Inc. has approved your participation in our Spinoff Bonus Program as follows:

•Spinoff Bonus Award (the “Award”) – You will be eligible to receive a cash bonus of [$] (subject to applicable withholdings and deductions) payable in two installments, as set forth below:
–The first 50% will be payable as soon as administratively practicable following the completion of all three of the following key milestones in the separation process: 1) regulatory and SEC filings completed; 2) operational separation plans successfully executed; and 3) B+L and BHC are operationally separated (targeted for on or about January 1, 2022).

–The second 50% will be payable as soon as administratively practicable following the completion of the closing of the spinoff, resulting in full separation of B+L and BHC.

In order to receive this Award, you must be employed by either BHC, B+L or one of their affiliates, on the applicable payment date; provided, however, that, if the Company terminates your employment other than for performance or “cause”, as defined in your employment contract, or if no such agreement or definition exists, as defined in the Bausch Health Companies, Inc. 2014 Omnibus Incentive Plan (as Amended and Restated, Effective as of April 28, 2020), prior to the payment of the Award, any remaining balance will be paid to you as soon as administratively practicable following your termination date, subject to you delivering a general release of claims in a form reasonably acceptable to the Company within forty-five days following your termination of employment (and not revoking such release). Additionally, if the Company’s business strategy is altered, resulting in the award milestones being unachievable, the bonus milestones and payout terms may be changed, with the approval of the Committee.

Second, recognizing that the separation process can create some uncertainty, the Committee has also approved an enhancement to the severance amount currently provided to you through your employment contract as follows:
•Enhanced Severance Benefit (effective January 1, 2021) – In the event of a qualifying termination of employment under the terms of your employment contract with the Company,

your severance shall be equal to one and a half (1.5) times the sum of your annual base pay and your target annual bonus. The enhanced severance benefits will remain in effect through December 31, 2023. Except as modified in this letter, your employment agreement will remain in effect in accordance with its terms, including your right to receive other payments and benefits upon your termination of employment (without duplication hereunder).

As this opportunity is only being extended to a limited number of key employees, we ask that you keep this information confidential. Questions may be directed to Kelly Webber, Kim Azerski, or me.

Our ~22,000 employees around the world are counting on us to lead them through the successful separation into two companies. I am excited by this important opportunity to evolve our business and better meet customer and patient needs, and I look forward to your continued contributions to this effort.

Very truly yours,

Joseph C. Papa
Chairman and CEO

Section 409A Information
The intent of the parties is that payments and benefits under this letter and any other plans or arrangements in which you participate (together, the “Arrangements”) comply with Section 409A of the Internal Revenue Code and the treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, the Arrangements shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained therein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under the Arrangements which are subject to Section 409A until you have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this letter shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing under any Arrangements, to the extent required in order to avoid an accelerated or additional tax under Section 409A, (a) if you are a “specified employee” as such term is defined under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Arrangements during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death) and (b) references to a termination on account of disability shall be deemed to refer to a “disability” as defined under Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. With respect to the Award, to the extent the forty-five day period following your termination begins in one taxable year and ends in a second taxable year, the Award shall be made in the second taxable year to the extent required to avoid any additional tax, interest or penalties under Section 409A. The Company makes no representation that any or all of the payments described in the Arrangements will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

By signing below, you indicate acceptance of the terms set forth in this letter.

Name: ________________________________ Date: ________________________
[Name]